Exhibit 99.1

NEWS RELEASE
	Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS FOURTH QUARTER 2016 RESULTS
Revenues increase 31% sequentially
THE WOODLANDS, TX – February 9, 2017 – Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter ended December 31, 2016. Total revenues for the fourth quarter of 2016 were $137.1 million compared to $104.6 million in the third quarter of 2016 and $150.6 million in the fourth quarter of 2015. Net loss for the fourth quarter of 2016 was $0.1 million, break-even on a per share basis, compared to a net loss of $13.5 million, or $0.16 per share, in the third quarter of 2016, and a net loss of $83.1 million, or $1.00 per share, in the fourth quarter of 2015. Fourth quarter 2016 results included the impact of the following:

•	$9.3 million benefit to the provision for income taxes, reflecting the tax benefit associated with restructuring the investment in our Brazilian subsidiary.

•
$2.6 million of pre-tax charges ($2.6 million after-tax) associated with the impairment of inventory in the Asia Pacific region in the Fluids Systems segment, primarily resulting from the ongoing weakness and outlook for drilling activity in Australia.

•	$2.0 million of pre-tax charges ($2.0 million after-tax) associated with redeployment costs and asset impairments resulting from the exit of our Fluids Systems operations in Uruguay.
The combined impact of the above items resulted in a $4.7 million reduction in the net loss ($0.06 per share) for the fourth quarter 2016.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “Building on the improvements that began in the third quarter, we’ve seen the momentum continue through the fourth quarter, particularly in North America, where revenues have steadily strengthened over the past six months. Capitalizing on our strong market share position, our North American fluids revenues increased 49% sequentially, significantly outperforming the overall market. Despite our very strong top line result, the impact of revenue growth on operating income was somewhat muted by a softer sales mix, along with the timing of certain operating expenses. Internationally, fluids revenues increased 6% sequentially, driven by improvements in our EMEA region. As they have throughout 2016, the key NOC contracts in Algeria and Kuwait have been a stabilizing force in a very difficult market.
“Our mats segment also posted a strong sequential revenue gain with a 65% increase from the third quarter, marking the segment’s strongest revenue quarter in nearly two years. Segment revenues were $26 million in the fourth quarter, benefiting from $10 million of mat sales. The incremental margins on the sequential revenue gains were lower than our typical range, largely reflecting an elevated level of pass-through service revenues associated with new rental contracts in the Northeast.
“Meanwhile, we also strengthened our liquidity position in the quarter by issuing $100 million of convertible bonds due in 2021, and using the proceeds to retire nearly half of our outstanding bonds due in October 2017,” added Howes. “Following this refinancing, we ended the year with a cash balance of $88 million and $83 million of remaining debt maturing in October 2017, while our revolving credit facility remains undrawn. Our available liquidity positions us well to capitalize on the continued market recovery.”

Segment Results
The Fluids Systems segment generated revenues of $111.6 million in the fourth quarter of 2016 compared to $89.1 million in the third quarter of 2016 and $130.1 million in the fourth quarter of 2015. Segment operating loss was $7.5 million in the fourth quarter of 2016, compared to a $9.0 million loss in the third quarter of 2016 and an $83.6 million loss in the fourth quarter of 2015. Segment results for the fourth quarter of 2016 included $4.6 million of charges in Australia and Uruguay, as described above.
The Mats and Integrated Services segment generated revenues of $25.5 million in the fourth quarter of 2016 compared to $15.5 million in the third quarter of 2016 and $20.5 million in the fourth quarter of 2015. Segment operating income was $6.1 million in the fourth quarter of 2016, compared to operating income of $0.9 million in the third quarter of 2016, and $2.9 million in the fourth quarter of 2015. Segment operating income in 2016 is benefiting from a reduction in depreciation expense associated with our mat rental fleet, reflecting increases in estimated useful lives and residual values. These changes, which were effective in January 2016, reduced depreciation expense by $1.5 million in both the fourth quarter and third quarter of 2016.
CONFERENCE CALL
Newpark has scheduled a conference call to discuss fourth quarter 2016 results, which will be broadcast live over the Internet, on Friday, February 10, 2017 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through February 24, 2017 and may be accessed by dialing 201-612-7415 and using pass code 13652845#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and future financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the worldwide oil and natural gas industry, Newpark’s customer concentration and reliance on the U.S. exploration and production market, the cost and continued availability of borrowed funds including noncompliance with debt covenants, risks related to Newpark’s international operations, operating hazards present in the oil and natural gas industry, Newpark’s ability to execute its business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, Newpark’s market competition, compliance with legal and regulatory matters, including environmental regulations, the availability of insurance and the risks and limitations of Newpark’s insurance coverage, potential impairments of long-lived intangible assets, technological developments in Newpark’s industry, cybersecurity breaches or business system disruptions, risks related to severe weather, particularly in the U.S. Gulf Coast and risks related to the fluctuations in the market value of Newpark’s common stock. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through its website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Twelve months ended
(In thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues	$137,083	$104,554	$150,587	$471,496	$676,865
Cost of revenues	124,167	99,293	141,941	437,836	599,013
Selling, general and administrative expenses	21,810	21,736	25,232	88,473	101,032
Other operating income, net	(516)	(1,420)	(649)	(4,345)	(2,426)
Impairments and other charges	(180)	—	78,345	6,745	78,345
Operating loss	(8,198)	(15,055)	(94,282)	(57,213)	(99,099)

Foreign currency exchange (gain) loss	(270)	761	(374)	(710)	4,016
Interest expense, net	2,636	2,127	2,503	9,866	9,111
Gain on extinguishment of debt	279	—	—	(1,615)	—
Loss from operations before income taxes	(10,843)	(17,943)	(96,411)	(64,754)	(112,226)

Benefit for income taxes	(10,786)	(4,492)	(13,315)	(24,042)	(21,398)
Net loss	$(57)	$(13,451)	$(83,096)	$(40,712)	$(90,828)

Calculation of EPS:
Net loss - basic	$(57)	$(13,451)	$(83,096)	$(40,712)	$(90,828)
Assumed conversions of Convertible Notes due 2017	—	—	—	—	—
Adjusted net loss - diluted	$(57)	$(13,451)	$(83,096)	$(40,712)	$(90,828)

Basic - weighted average common shares outstanding	84,066	83,998	83,072	83,697	82,722
Dilutive effect of stock options, restricted stock and convertible notes	—	—	—	—	—
Diluted - weighted average common shares outstanding	84,066	83,998	83,072	83,697	82,722

Loss per common share - basic	$—	$(0.16)	$(1.00)	$(0.49)	$(1.10)
Loss per common share - diluted	$—	$(0.16)	$(1.00)	$(0.49)	$(1.10)

Note: For all periods presented, we excluded all potentially dilutive stock options, restricted stock and assumed conversion of convertible notes in calculating diluted earnings per share as the effect was anti-dilutive due to the net losses incurred for these periods.

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended
(In thousands)	December 31, 2016	September 30, 2016	December 31, 2015
Revenues
Fluids systems	$111,560	$89,097	$130,125
Mats and integrated services	25,523	15,457	20,462
Total revenues	$137,083	$104,554	$150,587

Operating income (loss)
Fluids systems (1)	$(7,505)	$(8,995)	$(83,599)
Mats and integrated services (2)	6,134	882	2,875
Corporate office (3)	(6,827)	(6,942)	(13,558)
Operating loss	$(8,198)	$(15,055)	$(94,282)

Segment operating margin
Fluids systems	(6.7%)	(10.1%)	(64.2%)
Mats and integrated services	24.0%	5.7%	14.1%

1)
Fourth quarter 2016 results include $4.6 million of charges for asset impairments and Uruguay exit costs. Third quarter 2016 results include $2.6 million of charges related to Uruguay exit costs. Fourth quarter 2015 results include a $75.5 million charge associated with goodwill and other asset impairments and a $1.9 million charge associated with workforce reductions.

2)	Third quarter 2016 results include a $0.7 million charge to recondition certain mats. Fourth quarter 2015 results include a $0.3 million charge associated with workforce reductions.

3)
Fourth quarter 2016 results include a $0.7 million gain associated with the change in the final settlement amount of the wage and hour litigation claims. Fourth quarter 2015 results include a $5.8 million charge associated with workforce reductions and a provision for the then pending wage and hour litigation, including related expenses.

Newpark Resources, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$87,878	$107,138
Receivables, net	214,307	206,364
Inventories	143,612	163,657
Prepaid expenses and other current assets	17,143	29,219
Total current assets	462,940	506,378

Property, plant and equipment, net	303,654	307,632
Goodwill	19,995	19,009
Other intangible assets, net	6,067	11,051
Deferred tax assets	1,747	1,821
Other assets	3,780	3,002
Total assets	$798,183	$848,893

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$83,368	$7,382
Accounts payable	65,281	72,211
Accrued liabilities	31,152	45,835
Total current liabilities	179,801	125,428

Long-term debt, less current portion	72,900	171,211
Deferred tax liabilities	38,743	26,368
Other noncurrent liabilities	6,196	5,627
Total liabilities	297,640	328,634

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,843,094 and 99,377,391 shares issued, respectively	998	994
Paid-in capital	558,966	533,746
Accumulated other comprehensive loss	(63,208)	(58,276)
Retained earnings	129,873	171,788
Treasury stock, at cost; 15,162,050 and 15,302,345 shares, respectively	(126,086)	(127,993)
Total stockholders’ equity	500,543	520,259
Total liabilities and stockholders' equity	$798,183	$848,893

Newpark Resources, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Twelve months ended December 31,
(In thousands)	2016	2015
Cash flows from operating activities:
Net loss	$(40,712)	$(90,828)
Adjustments to reconcile net income to net cash provided by operations:
Impairments and other non-cash charges	12,523	75,508
Depreciation and amortization	37,955	43,917
Stock-based compensation expense	12,056	14,202
Provision for deferred income taxes	3,352	(503)
Net provision for doubtful accounts	2,416	1,886
Gain on sale of assets	(2,820)	(1,364)
Gain on extinguishment of debt	(1,615)	—
Excess tax benefit from stock-based compensation	—	(204)
Change in assets and liabilities:
(Increase) decrease in receivables	(1,699)	122,399
Decrease in inventories	16,044	21,309
Decrease in other assets	2,639	1,191
Decrease in accounts payable	(5,213)	(31,974)
Decrease in accrued liabilities and other	(23,831)	(34,022)
Net cash provided by operating activities	11,095	121,517

Cash flows from investing activities:
Capital expenditures	(38,440)	(69,404)
Decrease (increase) in restricted cash	10,060	(17,485)
Proceeds from sale of property, plant and equipment	4,540	2,523
Business acquisitions, net of cash acquired	(4,420)	—
Net cash used in investing activities	(28,260)	(84,366)

Cash flows from financing activities:
Borrowings on lines of credit	6,437	11,036
Payments on lines of credit	(14,269)	(12,544)
Proceeds from Convertible Notes due 2021	100,000	—
Purchase of Convertible Notes due 2017	(87,271)	—
Debt issuance costs	(5,403)	(2,023)
Other financing activities	357	(1,673)
Proceeds from employee stock plans	725	553
Purchases of treasury stock	(1,226)	(2,283)
Excess tax benefit from stock-based compensation	—	204
Net cash used in financing activities	(650)	(6,730)

Effect of exchange rate changes on cash	(1,445)	(8,335)

Net increase (decrease) in cash and cash equivalents	(19,260)	22,086
Cash and cash equivalents at beginning of year	107,138	85,052
Cash and cash equivalents at end of year	$87,878	$107,138

###